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                                                                       Exhibit 3

                                FIRST AMENDMENT
                                       TO
                          OPTION AND VOTING AGREEMENT


     THIS FIRST AMENDMENT TO OPTION AND VOTING AGREEMENT (this "Amendment") is made effective as of the 23rd day of August, 2001, by and among NOMURA ASSET CAPITAL CORPORATION, a Delaware corporation ("Nomura"), PARTNERSHIP ACQUISITION TRUST V, a Delaware business trust (the "Trust"), and MEI HOLDINGS, L.P., a Delaware limited partnership ("MEIH").

                                    RECITALS
                                    --------

     A. On March 30, 2001, the parties hereto entered into that certain Option and Voting Agreement (the "Original Agreement").

     B. The parties hereto desire to enter into this Amendment to amend certain provisions of the Original Agreement, on the terms and conditions set forth herein.


                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

     Section 1. Definitions. Capitalized terms used and not otherwise defined
                -----------
herein shall have the respective meanings ascribed thereto in the Original Agreement.

     Section 2. Amendment to the Original Agreement.
                -----------------------------------

     (a) The Original Agreement is hereby amended to provide that, if the Option is exercised by MEIH or its designee on or prior to September 30, 2001, (i) then the Option granted pursuant to Section 1.1(a) of the Original Agreement shall be exercisable for (and the definition of "Option Shares" in Section 1.1(a) of the Original Agreement shall be deemed to include) all of the shares of capital stock of the Company then held by the Trust(and any Affiliate of the Trust, including Nomura), including without limitation any and all shares of Series BB Preferred and Common Stock of the Company (and, in such event, neither the Trust nor Nomura shall be entitled to retain any shares of capital stock of the Company), (ii) the Purchase Price payable pursuant to Section 1.2(a) of the Original Agreement for the Option Shares shall be $500,000 if paid by August
31, 2001, $550,000 if paid by September 15, 2001 and $600,000 if paid by
September 30, 2001, (iii) the obligation of MEIH or its designee under Section
1.5 of the Original Agreement to convert or contribute to the capital of the Company certain shares of capital stock of the Company shall no longer be applicable, and (iv) the Trust and Nomura shall no longer have any rights under
Section 2.1 of the Original Agreement to elect or designate for election any members of the Company's board of directors (the "Board")

     (b) In the event that the Option is exercised on or prior to September 30, 2001, with the result being that neither the Trust nor Nomura any longer holds any shares of capital stock of the Company, then the parties hereto agree to enter into an amended and restated Option and Voting Agreement to reflect such fact, which amendment and restatement shall, among other things, terminate and/or eliminate any rights (including without limitation preemptive rights and rights to receive information from the Company or the Board) inuring to Nomura or the Trust under the Original Agreement and the Recapitalization Agreement principally as a result of such persons holding capital stock of the Company.

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     Section 3. No Other Amendments. Except as amended hereby, the Original
                -------------------
Agreement shall remain in effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives effective as of the day and year first written above.


                            Nomura
                            ------

                            NOMURA ASSET CAPITAL CORPORATION

                            By: /s/ Stuart Simon
                                ---------------------------------
                            Name: Stuart Simon
                            Title: DIRECTOR


                            Trust:
                            ------

                            PARTNERSHIP ACQUISITION TRUST V

                            By: /s/ Lance W. Haberin
                                ---------------------------------
                            Name: Lance W. Haberin
                            Title: Attorney in Fact


                            MEITH

                            MEI HOLDINGS, L.P.

                            By:  MEI GenPar, L.P.
                                 its general partner,

                            By:  HH GenPar Partners,
                                 its general partner,

                            By:  Hampstead Associates, Inc.,
                                 a managing general partner,

                            By:  /s/ William T. Cavanaugh, Jr.
                                 -----------------------------------
                            Name: William T. Cavanaugh, Jr.
                            Title: Vice President